Exhibit 10.33

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 8 PAGES OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL “****,” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

GEOTHERMAL LEASE AGREEMENT

THIS GEOTHERMAL LEASE AGREEMENT (“Lease” or “Agreement”) is made and entered into as of the 22nd day of December, 2006, (“Effective Date”), by and between TRUCKEE RIVER RANCH, LLC, a Nevada limited liability company (collectively “Lessor”), and RASER POWER SYSTEMS, LLC., a Delaware limited liability company (“Lessee”).

RECITALS

WHEREAS, Lessor is the owner of a fee interest in lands generally described as those covered by the **** along with other properties in the vicinity , situated in **** County, Nevada, described more fully on Exhibit “A” attached hereto and incorporated herein by this reference, containing approximately ELEVEN THOUSAND SIX HUNDRED (11,600) surface acres of land, more or less, together with all right, title and interest of Lessor, presently owned or hereafter acquired, in the above described lands, and

WHEREAS Lessor may have mineral and/or geothermal interests or rights in other property comprising approximately THREE MILLION

(3,000,000) acres, all more fully described and set forth in Exhibit “B” attached hereto and incorporated herein (the approximately 11,600 acres set forth in Exhibit “A” and the 3,000,000 acres set forth in Exhibit “B” are all hereinafter and collectively referred to as the “Lands”). WHEREAS, the Parties hereto are desirous of having the Lands developed for the production of geothermal resources.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. GRANT OF LEASE AND RIGHTS.

(a) For and in consideration of the covenants, promises, warrantees, and rights granted herein, and other good and valuable consideration set forth herein, including without limitation, royalties, Lessee shall pay to Lessor (i) the sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000) within ten (10) business days of the Effective Date of this Agreement, (ii) TWENTY-FIVE THOUSAND (25,000) common shares of restricted stock of Raser Technologies, Inc. (NYSE:RZ) within twenty (20) business days of the Effective Date of this Agreement, (iii) an additional TWENTY-FIVE THOUSAND (25,000) common shares of restricted stock of Raser Technologies, Inc., if, and only if, Lessee is successful in placing at least one operating power plant into service on the leased Lands, and (iv) the rentals and royalties herein provided and the covenants and agreements hereinafter contained, and Lessor hereby grants, demises, leases and lets unto Lessee, the Lands with the sole and exclusive right to Lessee to drill for, produce, extract, take and remove therefrom all forms of thermal energy and other associated geothermal resources to the extent such rights are owned and/or controlled by Lessor, including: (1) all products of geothermal processes, embracing indigenous steam, hot water and hot brines; (2) steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations; and (3) heat or other associated energy found beneath the surface of the earth; (collectively “Geothermal Resources”).

(b) For no additional consideration, except for the royalties set forth below, Lessee is hereby granted the right to extract from the ground any minerals, elements, or other substances (exclusive of oil or hydrocarbon gas that can be separately produced) (collectively “Substances”) to the extent such rights are owned and/or controlled by Lessor.

(c) For no additional consideration, Lessee is hereby granted the right to store, utilize, process, convert, and otherwise use such Substances and Geothermal Resources on or off the Lands and to sell the same or any part thereof on or off the Lands during the term hereof, with the right of entry on the Lands at all times for said purposes, and to construct, use, maintain, erect, repair and replace thereon, and to remove therefrom all roads, pipelines, telephone lines, utility installations power lines, poles tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants and equipment for generation and transmission of electric power, and the like, for the handling, treatment or storage of the Substances and Geothermal Resources, and all structures and facilities relating in any way thereto, which Lessee may desire to erect, construct, or install and to use so much of the surface of the land as may be necessary or reasonably convenient for the production, utilization, and processing of Geothermal Resources and/or Substances or to the full enjoyment of the rights granted by this Lease in carrying on Lessee’s operations on or from the Lands to the extent such rights are owned and/or controlled by Lessor; and Lessee shall have the further right to erect, maintain, operate and remove a plant or plants, structures and facilities with all necessary appurtenances for the conversion of the Substances and Geothermal Resources into raw materials or commercially usable substances, heat, power or another form of energy, and for the extraction of products from steam, brine or hot water produced from the Lands and other lands in the vicinity of the Lands, including all rights necessary or convenient thereto, together with rights of way for passage over, upon and across and ingress and egress to and from the Lands for any or all of the above mentioned purposes. Lessee shall also have the right to utilize or to dispose of waste brine and other waste products from a well or wells on the Lands into a well or wells drilled or converted for that purpose on the Lands or other land in the vicinity, and the right to inject and re-inject water, brine, steam and gases from a well or wells on the Lands or such other land for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the productive zones beneath the Lands or other land in the vicinity thereof.

(d) In addition to the rights granted to Lessee herein, Lessor hereby grants to Lessee the sole and exclusive right to explore the Lands by geological, geophysical or other methods, whether now known or hereafter developed.

(e) Lessor shall not oppose Lessee’s appropriation and use of surface water and groundwater from the Lands for its operations hereunder, provided, however, that Lessee’s appropriation of water and use thereof shall not interfere with or impair any of Lessor’s existing or established water rights of any nature without compensation to Lessor for the fair appraised value (which shall be determined by an accredited appraiser) of any impairment to an existing or established water supply. Nothing herein shall be construed as warranty by Lessor that any certain amount of water, or even sufficient water for Lessee’s purposes, exists either on or in the Lands.

2. LEASE TERMS AND RENTALS

(a) Subject to the other provisions herein contained, this Lease shall have a term of FIFTY (50) years from the Effective Date (the “Primary Term”) and shall continue for so long thereafter as (i) Lessee is extracting or drilling for Substances and/or Geothermal Resources on the Lands (or lands pooled or unitized with the Lands), with at least one string of tools, working with reasonable diligence, allowing not more than TWENTY-FOUR (24) months between the completion or abandonment of one site/well and the exploration and/or commencement of operations for the next; or (ii) Substances and Geothermal Resources are being produced or generated from the Lands (or lands pooled or unitized with the Lands) in commercial quantities or steps are being taken to develop the land in such a way as to produce or generate from the land commercial quantities; or (iii) Remedial Operations are being continuously conducted on the Lands (or lands pooled or unitized with the Lands), or (iv) drilling operations, commercial production of Substances and/or Geothermal Resources, or Remedial Operations are suspended or excused under the provisions of this Lease; or (v) this Lease is otherwise extended by its terms. “Remedial Operations” means reworking, redrilling, cleaning, testing, and the repair and replacement of wells and facilities for the production or use of Substances and/or Geothermal Resources. Remedial operations shall be deemed continuous so long as such operations do not cease for a period of more than two (2) consecutive years. For the purpose of this Lease, production in “commercial quantities” shall mean production in such quantities of Geothermal Resources and/or Substances produced, sold, or used, the value of which, after deducting Lessor’s royalty hereunder and Lessees’s normal operating costs will provide to Lessee a return of such costs.(b) Lessor acknowledges and agrees that the initial sum of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) which is payable upon the execution hereof, for Lands covered by the Lease, covers the rental in full hereunder for a period of one (1) year from the date of this Lease. Within one (1) year from the date hereof and on or before each anniversary date thereafter while the Lease is in force, Lessee agrees to pay to Lessor as rentals for the next ensuing year the sum of **** per acre for each acre of the Lands owned by Lessor in fee simple and covered by the Lease at the time payment is made, which shall be the approximately 11,600 acres set forth on Exhibit “A,” as it may be amended in writing signed by both parties; provided, however, that rentals paid to Lessor under this subsection shall apply toward or be credited to royalties payable or to become payable on actual production (if any) for any year such rentals are paid. For portions of the Lands which are not owned in fee simple by the Lessor (which includes the remaining approximately 3,000,000 acres set forth on Exhibit “B”), no rentals or other consideration, other than the royalties set forth hereunder, are due to Lessor.

(c) Lessor hereby agrees that the $50,000 payable within ten business days of the Effective Date of this Agreement set forth in paragraph 3(f) defined as the “Cash Advance” (below) and the 25,000 shares of Raser Technologies, Inc. stock provided to Lessor within twenty (20) days of the Effective Date of this Agreement (“Stock Advance”) shall be an advance against any royalties payable, or to become payable, to Lessor. In other words, the Cash Advance and the Stock Advance, the value of which shall be determined at the time Lessor sells the stock, shall constitute the value of the advance against royalties, whether owing in the present or in the future. No royalty shall be paid to Lessor unless and until the Cash Advance and the Stock Advance are recouped in full by Lessee. Additionally, the Cash Advance and the Stock Advance shall be applied against any rentals payable or to become payable to Lessor.

(d) Notwithstanding the limitation of the term of the Lease as set forth in Section 2(b) above, the Lease shall not be terminated for lack of production in commercial quantities after its Primary Term if Lessee shall have shut-in any or all producing wells on the Lands or any land unitized or pooled with the Lands as provided in Section 12 hereof for engineering or economic reasons sufficient in its good faith opinion to warrant such action; provided, however, that in the case of such shutdowns, Lessee shall pay Lessor, on or before the anniversary date of the Lease, the rental set forth in Section 2(b) above and each such payment shall maintain the Lease in force and extend the term of the Lease for an additional year.

3. ROYALTIES

Subject to Section 9 below, Lessee shall pay to Lessor royalty out of the proceeds received by Lessee from the sale of global Geothermal Resources produced from the Lands, or allocated to the Lands as provided in Section 12, as follows:

(a) If Lessee generates electric power from any Geothermal Resources or otherwise converts any Geothermal Resources into electric power and sells any of said electric power, a royalty of **** for the first five years from the Effective Date of this Agreement and **** thereafter **** of the gross proceeds of the sale of said electric power; less

(1) any sales, excise or other taxes imposed on the sale of any said electric power so sold or which are required to be included in or added to the sales price thereof or paid by the seller; and

(2) any cost to Lessee of any transmission to the point of sale of any of said electric power so sold, if sold off the Lands or the Unit Area, as the case may be;

(3) assuming Lessee does not use electricity generated from the geothermal plant for such requirements, the reasonable and standard cost of any electricity purchased by Lessee from unaffiliated third parties to operate the geothermal well field pumps or serve other parasitic loads of the geothermal gathering field or the generating plant.

(b) If Lessee sells any Substances as such, a royalty of **** for the first five years from the Effective Date of this Agreement and **** thereafter of the gross proceeds from the sale by Lessee of the Substances; less

(1) Any sales, excise or other taxes imposed on the sale of any Substances sold or which are or are required to be included in, or added to the sales price thereof or paid by the seller, and

(2) Any cost to Lessee of any transportation or transmission to the point of sale of any Substances so sold, if sold off the Lands or the Unit Area, as the case may be; and

(c) If Lessee treats or processes or causes to be processed, any Substances and/or Geothermal Resources for the extraction or manufacture therefrom of any by-products, and sells any by-products, a gross royalty of **** of the proceeds from the sale by Lessee of said by-products; less

(1) Any sales, excise or other taxes imposed on the sale of any by-products so sold which are or are required to be included in or added to the sales price thereof or paid by the seller, and

(2) Any cost to Lessee of any transportation to the point of sale of any of said by-products so sold, if sold off the Lands or the Unit Area, as the case may be; and

(d) If Lessee uses Substances at a commercial facility other than an electric power generating facility, a royalty of **** of the net profits produced by such commercial operation, net profits being the proceeds generated by Lessee, less any associated costs to Lessee including but not limited to any plant, facility and/or operational costs and of any transmission to the point of use if used off the Lands or the Unit Area, as the case may be.

(e) Lessee may use, free of royalty, Substances, Geothermal Resources, and electric power developed from the Lands for all operations hereunder, and Lessee shall not be required to account to Lessor for or pay royalty on any Substances and Geothermal Resources reasonably lost or consumed in operations hereunder.

(f) As an advance against royalties, Lessee shall pay to Lessor an additional FIFTY THOUSAND DOLLARS ($50,000) (“Cash Advance”) within ten (10) business days of the Effective Date of this Agreement as set forth and described more fully in paragraph 2(c).

(g) Subject to the limitations in this paragraph (below), Lessee shall pay Lessor, on or before the last day of each and every calendar month, the royalties accrued and payable for the preceding calendar month (“Payment Date”). Concurrently with making each such royalty payment, Lessee shall deliver to Lessor a statement setting forth the basis for the determination of the royalty then paid by Lessee. Notwithstanding anything to the contrary, Lessor agrees that the Payment Date shall be adjusted to coincide with billing procedures set forth in a power purchase agreement. Lessor acknowledges that the billing procedures of such a power purchase agreement may be monthly, bi-monthly, quarterly, or based upon some other calculation of time which will govern the date in which royalties are due, and supersede any other such requirement, and shall be paid to Lessor.

4. DEPOSITORY

All payments required to be made by Lessee to Lessor hereunder shall be paid to Lessor by mailing or delivering a check therefore to its successors or assigns, herein designated by Lessor as depository, Lessor hereby granting to said depository full power and authority on behalf of Lessor, and all those succeeding to Lessor’s rights hereunder whether by voluntary act or operation of law, to collect and receipt for all sums of money which may become due and payable from Lessee hereunder. No change in the ownership of the Lands or of any payments due Lessor hereunder shall be binding on Lessee until it shall have been furnished adequate written evidence thereof. In the event more than one person or entity shall at any time be entitled to receive sums of money payable hereunder to Lessor all such persons shall have the right, jointly, to designate any other single depository to receive all payments hereunder on their joint and several behalf, and by jointly executed and acknowledged instrument so to advise Lessee, it being intended that Lessee shall never be required to make payment to more than one person or entity nor to draw more than one check for any separate payment becoming due hereunder. Until such notice shall be furnished to Lessee, Lessee shall continue to make all payments to the depository last designated hereunder. The parties agree that any and all royalty payments made to the designated depository shall be deemed a payment to Lessor for purposes of calculating Lessor’s royalties and shall satisfy all of Lessee’s obligations to Lessor for the value of the royalty payment made to the depository.

5. LESSEE’S USE OF PRODUCTION FOR ITS OPERATION

Lessee shall be entitled, without accountability to Lessor therefore whether by payment of royalty or otherwise, to use in its drilling, production and processing operations hereunder such amounts of Substances and Geothermal Resources produced from the Lands as may be reasonably required by Lessee for such purposes. Lessee shall be entitled, without accounting to Lessor therefore in any manner, to flow and/or blow wells without restriction for testing or operating purposes.

6. UNECONOMIC SUBSTANCES

Nothing herein contained shall require Lessee to produce any Substance or Geothermal Resources contained in the by-products, products, refuse, steam, the brines or other well output produced from wells on the Lands, which is not economic to produce, recover, save, or market. Lessee shall have the right, without accountability to Lessor therefore, to waste or dispose of any such uneconomic Geothermal Resources by such lawful manner or means as Lessee shall deem appropriate in the circumstances.

7. SURFACE OPERATIONS/POWER PLANT SITE RENTAL

(a) Lessee shall be responsible for damages to growing crops caused by its operations on the Lands; such payments are to be based upon the fair market value of such crops at the time of such damages and in accordance with paragraph 8(c).

(b) Lessor and Lessee acknowledge and agree consistent with the grant set forth at Section 1(a) that Lessee has the option to construct electric power plants and equipment for generation and transmission of electric power upon the Lands, provided any such power plant(s) or plants shall be restricted to an area or areas actually or reasonably necessary to serve and support the improvements described herein. In the event Lessee utilizes any acreage for such power plant construction and generation, then in such event in addition to rents and royalties above provided Lessee shall pay Lessor a power plant site fee in one lump sum, which fee shall be the additional TWENTY-FIVE THOUSAND (25,000)

common shares of restricted stock of Raser Technologies, Inc. set forth above which is only payable upon Lessee placing at least one operating power plant into service on the leased Lands. These additional shares shall constitute full and adequate compensation for constructing and utilizing any number of power plants on the Lands.

(c) Lessee agrees to use reasonable care at all times in all of Lessee’s operations on the Lands to prevent injury or damage to cattle, livestock, buildings, water rights, water diversion works, ditches, tanks and water wells or other property of the Lessor located thereon; and Lessee agrees to repair, mitigate or pay the Lessor the fair market value (as determined by an independent third-party appraiser) for all damages to the surface of the Lands and to the cattle, crops, buildings, livestock, fences, water rights, water diversions, ditches, tanks, water, water wells and, without limitation, all other property of the Lessor situated on the surface of the Lands resulting from Lessee’s operations on the Lands.

(d) Lessee will seek in good faith to prevent well products or surface materials or refuse of any kind from entering, passing into or otherwise diluting or degrading or polluting the waters or the water supply of Lessor or others. Lessee shall take reasonable steps in compliance with governing law to remove all drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Lands not actually occupied or used by Lessee or which would adversely affect the waters or the water supply of Lessor or others to such place or places as to reasonably insure that such contamination or adverse effect does not occur.

(e) Prior to the commencement of any operations on the Lands, Lessee shall inform Lessor of the commencement of such operations (either orally, under the notice provisions hereof, or otherwise) with the approximate date of such commencement and the location of same; such notice to be given within a reasonable time prior to the commencement of such operations.

8. TITLE WARRANTY

(a) Lessor represents and warrants to the best of its knowledge to Lessor that it has good and marketable fee title to the approximately 11,600 acres of land set forth in Exhibit “A”, free and clear of all liens and encumbrances other than rights of way and easements of record, and hereby grants, and agrees to defend, title to the Lands, subject to Lessee’s confirmation of the exact status of Lessor’s interest therein, except for recorded documents listed in Exhibit “C”, and further agrees that Lessee at its option may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Lands; and, in the event Lessee shall exercise such option, Lessee shall be subrogated to the rights of any holder or holders thereof and shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Lessor hereunder.

(b) With respect to the remaining approximately 3,000,000 acres of land set forth in Exhibit “B”, Lessor grants to Lessee the leasehold rights set forth to the extent that Lessor maintains mineral and/or geothermal interests or rights in such lands, if any. Lessor makes no representations or warrantees with respect to the title to these lands, but agrees to cooperate with Lessee in good faith to acquire mineral and/or geothermal rights for Lessee’s full enjoyment of the Lands in accordance with the rights granted herein. Toward this end, Lessor agrees to cooperate in good faith with any efforts by Lessee to obtain geothermal and/or mineral rights of any kind or nature on any property in which Lessor maintains any rights, including without limitation, surface rights and to cooperate with any third party Lessee may choose to work with in fully exercising and enjoying Lessee’s rights herein, and Lessor hereby agrees not to protest any governmental filings, such as environmental filings, made by Lessee as it may determine appropriate or necessary.

9. LESSER OR AFTER ACQUIRED INTEREST

If it should hereafter appear that Lessor at the time of making the Lease owned a lesser interest in the Lands than the fee simple estate therein and thereto, or less than the entire interest in the Substances and/or Geothermal Resources contained in and under the Lands, then the royalties and the like accruing to Lessor hereunder shall be paid to Lessor in the proportion which Lessor’s interest bears to the entire interest in the Substances and/or Geothermal Resources provided however that the rentals provided in Section 2(c) and Section 7(b) herein shall not be reduced. Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title or interest in or to the Lands or the Substances and/or Geothermal Resources, then any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor’s acquisition of such additional interest.

10. TAXES

(a) Lessee shall pay all taxes levied and assessed against Lessee’s leasehold interest in the Lands. Lessee shall pay all taxes levied and assessed against all structures, improvements and personal property placed upon the Lands by Lessee. Lessor shall pay all taxes levied and assessed against the Lands as such and against any rights thereto not covered by the Lease and shall pay all taxes levied and assessed against all structures and improvements placed on the Lands by Lessor.

(b) Lessor agrees to pay any and all taxes assessed upon Lessor’s royalty proceeds for any Substances and/or Geothermal

Resources produced and sold by Lessee from the Lands and ad valorem taxes on Substances and/or Geothermal Resources together with the same share of all severance, production, net proceeds and license taxes or other taxes or assessments levied or assessed on account of the production of Substances and/or Geothermal Resources from or allocated to the Lands, and to pay all of any other taxes assessed against the Lands, whether the same are assessed to Lessor or Lessee or otherwise, and Lessee is hereby authorized to pay all such taxes and assessments on behalf of Lessor and to deduct the amount so paid from any royalties or moneys due Lessor hereunder.

11. OPERATIONS

(a) All operations and acts of Lessee upon the Lands shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering and industry standards and practices. Reasonable efforts shall be undertaken to keep all operating sites neat, clean and safe and operations shall be conducted so as to eliminate, as is reasonable, dust, noise and noxious odors.

(b) Lessee shall comply with all laws and regulations applicable to its operations hereunder including but not limited to requirements for workmen’s compensation insurance as required by the laws of the State of Nevada.

(c) Lessee shall forever save harmless, defend and indemnify Lessor from and against any and all manner of claims, judgments or suits whatsoever arising out of Lessee’s operations hereunder other than those arising in whole or in part from Lessor’s negligence or willful misconduct and this Section shall survive termination of the Lease.

(d) All of the labor to be performed and all of the materials to be furnished in the operations of Lessee hereunder shall be at Lessee’s sole cost and expense unless otherwise specified herein, and Lessor shall not be chargeable with or liable for any part thereof. Lessee shall protect the Lands against liens of every character arising from its operation thereon. In turn, Lessor shall protect the Lands, and indemnify Lessee, against any lien, encumbrance, mortgage, or other claim of any kind or nature which could inhibit or impair in any way the rights granted to Lessee herein.

(e) If Lessee or anyone purchasing Substances and/or Geothermal Resources from Lessee constructs on the Lands a plant for the conversion of Substances and/or Geothermal Resources into electricity, heat, power or another form of energy or for the extraction and processing of by-products, or both, and if any such plant utilizes Substances and/or Geothermal Resources produced or obtained from the Lands and from other land in the vicinity, Lessee or such purchaser shall have the right and easement to continue to maintain and operate such plant and connected pipelines, transmission lines and other associated facilities so long as it utilizes Substances and/or Geothermal Resources from other land notwithstanding any cessation of production from the Lands or the expiration, termination or forfeiture of the Lease. In such event, Lessor shall be paid annually the fair rental value per year of the area so occupied, which in no event shall cost more than **** per acre of land so used.

(f) Any work or drilling operations preliminary to the drilling in the ground or reworking operations may be undertaken in any order Lessee shall see fit. All such work and operations shall be prosecuted with reasonable diligence.

12. UNITIZATION

(a) Subject to the conditions of Subsection (g) below, Lessee shall have the right, at its sole option, from time to time, either before or after production, to unitize, pool or combine all or any part of the Lands with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Lands to comprise one or more operating or development units (“Unit”), and drilling operations or production on any such Unit shall constitute compliance herewith to the same extent as though such operations or production were on the Lands.

Lessor’s participation interest in any Unit shall be the proportion of the Geothermal Resources and/or Substances that are utilized by Lessee on such lands as determined by an assessment conducted by an independent and qualified expert in relation to the total Geothermal Resources and/or Substances utilized in the Unit. Such Unit shall come into existence upon Lessee’s execution in writing and recordation in the Office of the Recorder in the County or Counties where the Lands are located, of an instrument identifying and describing the Unit’s acreage. Lessee shall at all times keep Lessor informed of the Lands included in any Unit.

(b) Lessee shall have the right at any time or times to increase or decrease the size of any Unit, and any change in the amount of Lessor’s royalties resulting from the unitization of all or part of the Lands or an increase or decrease of the Lands in a Unit shall not be retroactive.

(c) As to each and any such Unit, Lessee shall have the right to commingle for the purpose of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Unit with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Unit which includes all or portions of the Lands is measured, metered or gauged as to Unit production; Unit production so measured, metered or gauged shall then be allocated to the Lands in accordance with the provisions of Section 12(a) above.

(d) Allocation, as aforesaid, shall cease upon any termination, either in whole or in part (by surrender, forfeiture or otherwise), of this or any other lease covering lands in such Unit as to the lands covered by such terminated lease or part thereof. In the event of the failure of Lessor’s or any other owner’s title as to any portion of the lands included in any such Unit, such portion of such land shall likewise be excluded in allocating production from such Unit; provided however, Lessee shall not be held to account for any production allocated to any lands to be excluded, as aforesaid, from such Unit unless and until Lessee has actual knowledge of the aforesaid circumstances requiring such exclusion.

(e) If any taxes of any kind are levied or assessed (other than taxes on the land as such or any rights thereto not covered by the Lease), any portion of which is chargeable to Lessor under Paragraph 10 hereof, then the share of such taxes to be borne by Lessor as provided in the Lease shall be in proportion to the share of the royalty from such Unit allocated to the Lands, subject to controlling law.

(f) Lessee may, at its sole option, at any time when there is no production in such Unit of Substances and/or Geothermal Resources in quantities deemed paying by Lessee, terminate such Unit by a written declaration, in the manner in which it was created.

(g) Notwithstanding the above provision in this Section 12, Lands committed to such a unit shall be limited to the amount of acres required to prudently develop and utilize Geothermal Resources for the purpose of this Lease, accordingly once production is established only those portions of the Lands necessary to supply Geothermal Resources for the production of electricity or otherwise shall be permitted to be reserved and held by unitization.

13. FORCE MAJEURE

Lessee’s obligations hereunder save and except payment of annual rentals set forth in Section 2(c) or Section 11(e) above shall be suspended, and the term of the Lease and the period for removal of Lessee’s property in the event of termination shall be extended while Lessee is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; delays in transportation; inability to secure labor or materials in the open market; laws, rules or regulations of any Federal, State, County, Municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals; war (whether declared or undeclared); acts of God; litigation or administrative proceedings affecting title to lands covered hereby or operations thereon; inability to secure or absence of a market for commercial sale of Substances and/or Geothermal Resources, or any of them, produced from the Lands or of derivatives developed by Lessee therefrom; or by other matters or conditions beyond the reasonable control of Lessee, whether or not similar to the conditions or matters in this Section specifically enumerated (“Force Majeure”).

14. SURRENDERS

(a) Upon conducting geothermal studies on the Lands, Lessee shall provide to Lessor a description of the Lands it intends to utilize, and Lessee shall have the right, in its sole discretion, , to surrender portions of the Lands it does not intend to utilize for any purpose. Lessee may surrender the Lands in their entirety or, from time to time, surrender only so much of the Lands as Lessee may elect in its sole discretion by executing and delivering to the Lessor recording in the Official Records of the appropriate county in Nevada a quitclaim deed or deeds covering all or any part of the Lands so selected by Lessee for surrender and Lessee shall thereby be relieved of all obligations as to the acreage so surrendered, except for obligations already accrued by the terms hereof or as provided by Section 16 hereof. Notwithstanding such surrender, Lessee shall nevertheless retain such rights of way, easements and privileges over, upon, through and across the lands so surrendered as shall be necessary or convenient for Lessee’s operations on so much of the Lands as shall then be retained by Lessee under the Lease and on Lessee’s other lands in the vicinity. Notwithstanding that Lessee may agree to surrender a portion of the leased Lands, Lessor grants to Lessee the exclusive right to renew its leasehold interest in the surrendered Lands on at least as favorable terms to Lessee as those set forth herein, if, and only if, Lessee is not in default under this Agreement and this Agreement has not been terminated as provided for herein. Lessor hereby agrees that upon surrender of any portion of the Lands, Lessor shall not sell, lease, encumber, or otherwise hypothecate any geothermal and/or mineral rights in the Lands to any other party. Additionally, Lessor grants to Lessee the exclusive right to lease the geothermal and/or mineral rights of any other property Lessor may acquire rights in on terms at least as favorable to Lessee as those set forth herein. Nothing herein shall be construed as an obligation on Lessee to surrender the Lands or any portion thereof.

(b) Further, upon the expiration of the Lease or its earlier termination under the provisions herein, Lessee shall remain obligated to Lessee (a) for any royalties or other payments accrued and unpaid and (b) for uncompleted acts Lessee was obligated to complete prior to such expiration or termination, (c) for any damage to Lessor or the Lands resulting from any breach of this Lease by Lessee, and (d) for any liens, charges or encumbrances to which the Lands may have become subject by reason of the acts or omissions of Lessee.

15. BREACH OF AGREEMENT BY LESSEE

(a) If Lessee shall fail to pay any installment of royalty or rental when due and if such default shall continue for a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor to Lessee, then at the option of Lessor the Lease may be terminated as to any portions thereof or any interests therein as to which Lessee is in default upon written notice to Lessee; provided, however, that if there be a bona fide dispute as to the amount due and all undisputed amounts are paid, said thirty-day (30) period shall be extended until five (5) days after such dispute is settled by final court decree, arbitration or agreement. If Lessee shall be in default in the performance of any obligations under the Lease other than the payment of rental or royalty, and if for a period of ninety (90) days after written notice is given to Lessee by Lessor of such default Lessee shall fail to commence and thereafter diligently and in good faith prosecute action to remedy such default, Lessor may terminate the Lease. No default in the performance of any condition or obligation hereof or termination by reason thereof shall affect the rights of Lessee hereunder with respect to any drilling, injection, disposal, or producing well or wells and related facilities and rights of access thereto, in regard to which Lessee is not in default, together with an area of acreage reasonably necessary for operation and maintenance thereof in the form of a square surrounding each such well then completed or being drilled, and rights-of-way, easements, and surface areas necessary for continuing Lessee’s operations on the Lands retained, or on other lands in the vicinity thereof, including without limitation sites for electric generating plants or for other processing or use of Substances and/or Geothermal Resources. Disputes or differences between Lessor and Lessee shall not interrupt performance or the continuation of operations. In the event of any dispute or difference, operations shall be continued in the same manner as prior to such dispute or difference until the matters in dispute have been resolved, and thereupon such payments or restrictions shall be made as may be required under the terms of the settlement or resolution of the dispute. Termination or cancellation of the Lease pursuant hereto shall be the sole remedy of Lessor for failure of Lessee to pay any rental or royalty.

(b) In the event that Lessee fails to perform any “Geotechnical Work” (defined below) by the last day of April 2006 (“First Work Date”), this lease may be terminated by Lessor, subject to the cure period set forth below. In the event that permitting and construction of at least one plant on any portion of the Lands does not occur within thirty (30) months following the First Work Date (“First Construction Date”), this Agreement may be terminated by Lessor, subject to the cure period set forth below. Lessee shall be deemed to have complied with the requirements of the First Work Date and the First construction Date, if Lessee performs any Geotechnical Work on any portion of the Lands, or any construction of at least one plant on any portion of the Lands, respectively. In the event that electricity production from at least one plant, which may be occur on any portion of the Lands, does not occur prior to April 1, 2013 (“Electricity Production Deadline”), Lessor may terminate this Agreement, however, the Electricity Production Deadline shall be extended for any period based upon a reasonable business reason submitted by Lessee, such as, without limitation, technical matters, tax issues, requirements of a power purchase agreement, and the like. Notwithstanding anything to the contrary, Lessor’s election to terminate this Agreement for default under the terms of this paragraph shall be subject to Lessor first providing Lessee with written notice of its intent to terminate this Agreement and Lessee having sixty (60) days from receipt of such notice to cure such alleged default. In the event that Lessee fails to meet the Electricity Production Deadline and any extension thereof and does not cure within the cure period, this Agreement may be terminated by Lessor unless Lessee pays Lessor an amount of $100,000 per year for five years from the date Lessor could lawfully terminate this agreement for failure to meet the Electricity Production Deadline. Upon the end of five years and complete payment of $500,000, Lessee shall be deemed in compliance with this provision. “Geotechnical Work” shall mean any work of any kind related to geothermal investigation and/or development, including but not limited to, investigating, exploiting, developing, surveying, conducting studies of, drilling, processing, re-injecting, constructing, operating or building plants, sumps, brine pits, reservoirs, tanks, waterworks, pumping stations, electric power generating plants, transmission lines, industrial facilities, electric, telegraph or telephone lines, and/or such other works and structures for the production, utilization, and processing of geothermal resources, and/or permitting of any of the forgoing.

16. REMOVAL OF LESSEE’S PROPERTY

(a) Lessee may at any time during the term of the Lease remove all or any of the property and fixtures placed by it in or upon the Lands, including the right to draw and remove all casing.

(b) Following termination of the Lease or any part thereof for any cause, and following abandonment of any well drilled pursuant to the provisions hereof, Lessee shall within six (6) months thereafter remove all personal property which Lessee shall have brought upon the Lands affected by such termination or upon the drillsite of such abandoned well; shall make reasonable efforts to fill all sumps, remove all foundations and so nearly as practicable restore the areas affected by such termination or abandonment to the condition in which they were prior to the commencement of its operations hereunder; and, in the case of termination, shall deliver to the Lessor a quitclaim deed, in recordable form, surrendering to the Lessor all right, title and interest of the Lessee in that part of the Lands as to which the Lease shall have been so terminated, saving and excepting necessary easements and rights of way on the Lands for Lessee’s further operations on any part of the Lands as to which the Lease shall not have been terminated and on Lessee’s other lands in the vicinity. The ownership of any of Lessee’s property not removed by it during the period herein provided shall, in the absence of Force Majeure, be deemed abandoned by Lessee and shall pass to Lessor without further act of the parties or either of them effective upon expiration of such period, provided however Lessee shall remain liable to Lessor for any such property which Lessee fails to remove upon notice by Lessor within said six (6) month period that such property be removed.

17. ASSIGNMENT

(a) Lessee shall have the absolute right to sell or assign its interest or right in and to this lease Agreement and/or the Lands, and/or any portion or right therein, including the right to pledge, assign, mortgage, or otherwise collateralize the lease to any affiliate of Lessee and/or any party for the purpose of tax structuring. And Lessee shall also have the right, with Lessor’s consent, which shall not be unreasonably withheld, to assign all or any part of its rights or interest in and to the Lease, including but not limited to Lessee’s right to occupy such portions of the surface of the Lands as may be necessary for the construction of plants and other facilities. No assignment by either party hereunder shall be effective for any purpose whatsoever until and unless a copy of the recorded instrument of assignment is given to the other party, in the same manner as is provided for at Section 25 below.

(b) In the event of assignment by the Lessee of the Lease as to a segregated portion of the Lands, payments due the Lessor hereunder shall be apportionable among the several leasehold owners according to the surface area of each of their respective leaseholds, and default in such payment by one or more of such leasehold owners shall in no way affect the right of any other leasehold owner hereunder.

18. INSPECTION RIGHTS/ BOOKS AND RECORDS

(a) Lessor, or its agents, may at reasonable times and upon the consent of Lessee, but at Lessor’s sole risk and expense, examine the workings, installations, structures and operations of Lessee upon the Lands but shall do so in such manner as not to unreasonably interfere with Lessee’s operations.

(b) Lessee shall keep full and correct copies of its books and records with respect to all matters relevant to the royalty and other rights of Lessor hereunder and Lessor or its agents may upon reasonable notice and at reasonable times, but at Lessor’s sole risk and expense, inspect and copy the same no more than twice in any given calendar year.

(c) During the term of this Agreement Lessee shall provide updates to Lessor from time to time as reasonable to keep Lessor appraised of the status of Lessee’s well field exploration efforts on the Lands. All data and information relating to the Geothermal Resources which are developed or acquired by Lessee shall be provided to Lessor. Lessor agrees that it will not disclose such information to third parties without the prior written consent of Lessee, which consent may be withheld in its absolute discretion.

19. INDEMNITY AND INSURANCE

(a) All labor performed on or with respect to the Lands by or on behalf of Lessee and all materials furnished by or on behalf of Lessee for use upon the Lands or use elsewhere in Lessee’s operations hereunder and all obligations incurred in any manner in or in connection with Lessee’s acts and operations on or with respect to the Lands shall be at the sole expense of Lessee and Lessor shall not be chargeable with or liable for any part thereof. Lessee shall protect the Lands against liens of any and every character arising or which might arise from its operations, acts or failure to act on or with respect to the Lands. Lessee hereby indemnifies Lessor against and agrees to hold it and the Lands free of and harmless from any and all liens, charges and liability arising by reason of the operations, act or omissions of Lessee or its employees or agents.

(b) Lessee shall protect Lessor and the Lands against unremunerated damages of every kind and character which may be occasioned to any person or to the property of any person or to the general public or environment or air or water by reason of the operations, acts or omissions of Lessee or its employees or agents and hereby indemnifies Lessor and the Lands of Lessor against and agrees to hold it free of and harmless from any and all claims, demands and liability for such damages. Lessee at its own expense, shall obtain prior to commencing operations on the Lands and shall thereafter maintain during the life of this Lease all Workmen’s Compensation Insurance required by law and such public liability and property damage insurance, protecting both Lessee and Lessor, during each particular period of time as shall be clearly adequate in coverage and amount under the circumstances prevailing during that time period and shall annually furnish Lessor prior to the expiration of any such policy with certificates evidencing the renewals for such insurance.

20. FEES AND BONDS

Lessee shall at its sole cost and expense and without recourse against Lessor:

(a) Pay all fees and other charges payable by either Lessee or Lessor to the State of Nevada or any agency thereof or to any other governmental entity or agency thereof, for or with respect to or in connection with or for the supervision of or official action with respect to the drilling, redrilling, deepening, operation or abandonment of each well on the Lands and

(b) Obtain insuring bonds or agreement, legally sufficient as to issuer, amount, coverage and terms, as are required by the State of Nevada or any agency thereof or by any other governmental entity or agency thereof to be filed or deposited by either Lessee or Lessor for or with respect to or in connection with or for the supervision of or official action with respect to the drilling, redrilling, deepening operation or abandonment of any well on the Lands or the drilling or other operations of Lessee on or with respect to the Lands, and for the permitting, licensing, siting, construction, operation and maintenance of electric power plants and associated lines, wires, pipelines and equipment.

21. ENVIRONMENTAL, RECLAMATION AND RESTORATION MATTERS

In the event any buildings or personal property shall be damaged, destroyed or required to be removed because of Lessee’s operations on the Lands, Lessee shall be liable for payment of the reasonable value thereof (as determined by an independent third-party appraiser). Upon completion of any well drilled on the Lands, Lessee shall take reasonable steps to level land, fill all sump holes and excavations and shall remove all debris and shall leave the location of such well in a clean and sanitary condition.

Lessee in its operations on the Lands shall at all times have due and proper regard for the rights and convenience and the health welfare and safety of Lessor. If any wells drilled by Lessee hereunder shall be drilled in a manner so as to affect any water well of Lessor on the Lands and such wells shall be drilled by Lessee so as to seal off and protect Lessor’s surface waters and domestic and irrigation well waters.

Lessee shall perform all reclamation and restoration of the Lands required by local, state and federal laws and regulations as a result of Lessee’s activities or operations on the Lands and this obligation shall survive the termination of this Lease to the extent that any such reclamation and restoration obligations have not been completed on the date of termination.

22. PROTECTION OF MORTGAGE

(a) The parties agree to cooperate with each other in the application for and obtaining of any mortgages or loans on the Lands, subject to the interests of each party in the Lands. Further, Lessor agrees to use best efforts to cooperate with Lessee in any efforts by Lessee to acquire mineral rights on any property which Lessor maintains an interest, comprising approximately THREE MILLION (3,000,000) acres, and any other property upon which Lessee may request Lessor’s assistance.

Lessee shall have the right at all times during the term of the Lease (if requested by Lessee’s lender(s) Lessor shall provide such written consent as required by Lessee’s lender(s)), to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering the leasehold estate created by the Lease by any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of Lessee’s issues and profits from the Lands, which constitutes a lien on all or any portion of the leasehold estate created by the Lease (“Leasehold Mortgage”); provided however, that the proceeds of such loans are to be used for the development, design, planning, purchase, construction, maintenance, and/or operation of one or more power plants and associated well fields and related equipment, personal property, fixtures and improvements, and the like necessary or desirable in the operation of such facilities. It shall be unreasonable for Lessor to withhold consent to a Leasehold Mortgage if the lender is a recognized lending or financial institution (including insurance companies) that is financially sound or is the federal government, the State of Nevada, and/or a political subdivision of the State of Nevada.

(b) During the continuance of each and every Leasehold Mortgage and until such time as the lien of each and every Leasehold Mortgage has been extinguished Lessor and Lessee shall cooperate in including in the Lease by suitable amendment or other instrument, from time to time, any provision which may be reasonably requested by an owner or holder of the Leasehold Mortgage (“Leasehold Lender”) for the purpose of implementing mortgage protection provisions and allowing the Leasehold Lender reasonable means to protect or preserve the lien of the Leasehold Mortgage on the occurrence of a default under the terms of the Lease. Lessor and Lessee each agree to execute, deliver and acknowledge any agreement necessary to effect any such amendment or other instrument; provided, however, that Lessor shall have no obligation to execute such amendment or other instrument which in any way affects the term hereto, the indemnities provided herein, or rent or royalties payable under the Lease.

23. CONSENT, ESTOPPEL AND RATIFICATION CERTIFICATES

Lessor shall, without charge at any time and from time to time, within ten (10) days after request by Lessee, certify to by written instrument, duly executed and acknowledged, and deliver same to Lessee or any other party or parties designated by Lessee:

(a)	That the Lease is in full force and effect;

(b)	Whether Lessee is in default under the Lease;

(c)	That the Lease may be assigned or subleased as security to secure financing or continue same to benefit the Lease;

(d)	That Lessor will afford the Leasehold Lender or any party holding a security interest in the Lease all opportunities available to Lessee to cure any defaults under the Lease;

(e)	Such other reasonable assurances and information as Lessee may request.

24. NOTICES

Any notice or other communication hereunder by Lessor or Lessee to the other shall be given in writing by sending the same by prepaid registered or certified mail with return receipt requested, addressed as follows:

LESSOR	LESSEE

Truckee River Ranch, LLC	Raser Power Systems, LLC
5152 North Edgewood Drive
Provo, Utah 84604

Any notice mailed as aforesaid shall be deemed given and received within seventy-two (72) hours after the deposit thereof in the United States mail, The parties may, by like notice at any time, and from time to time, change their respective addresses for the purposes hereof. Postmark dates on registry receipts for such notices shall be conclusive as to the date of mailing.

25. ENTIRETY CLAUSE

(a) If the Lands shall hereafter be owned in severalty, or in separate tracts, the premises nevertheless shall be developed and operated as one Lease, and all royalties accruing hereunder shall be treated as an entirety, and shall be divided among and paid to such separate owners in the proportion that Geothermal Resources and/or Substances are utilized by Lessee on such lands as determined by an assessment conducted by an independent and qualified expert in relation to the total Geothermal Resources and/or Substances utilized in the Lands. . Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions in Section 4 hereof.

(b) There shall be no obligation on the part of the Lessee to off-set wells on separate tracts unto which the Lands covered by the Lease may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate measuring or receiving facilities.

26. SEVERABILITY

If any part, portion or provision of the Lease shall be found or declared null, void or unenforceable for any reason whatsoever by any court of competent jurisdiction or by any governmental agency having authority thereover, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this paragraph shall be severable for the purposes of the provisions of this Section.

27. LEASE CONTAINS ALL AGREEMENTS

It is expressly acknowledged and agreed by the parties hereto that the Lease and the exhibits attached hereto and forming a part hereof as of the date hereto set forth all of the promises, agreements, conditions and understandings between Lessor and Lessee with respect to the Lands, and supersedes all prior agreements, arrangements or understandings and that there are no promises, agreements, conditions or understandings, either oral or written, between them with respect to the Lands as of the date hereof other than are herein set forth. It is further acknowledged and agreed that no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor and Lessee unless reduced to writing and executed by them.

28. COUNTERPARTS

(a) The Lease may be executed in any number of counterparts by any person having an interest in the Lands with the same effect as if all Lessors herein were named as Lessor in one document and had all signed the same document. All counterparts shall be constituted together and shall constitute one Lease. The failure of any person owning an interest in the Lands to execute a counterpart hereof, or the failure of any person named as Lessor in any counterpart to execute the same, shall not affect the binding force of the Lease as to those who have executed or shall execute a counterpart hereof.

(b) If more than one person is named as Lessor herein and one or more of them fails to execute the Lease, it shall, nevertheless (if accepted by Lessee) become effective as a lease from each such Lessor as may have executed the same.

29. RECORDABLE DOCUMENT

(a) Waivers-The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later date in enforce the same unless the same is waived in writing. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty condition in this Agreement shall be effective unless in writing.

(b) Applicable Law-This Agreement shall be construed according to and governed by the laws of the State of Nevada, applicable to contracts entered into in Nevada by residents thereof and to be performed entirely within such state, and the parties agree to bring any action under this agreement in the **** judicial district court in **** county, to the extent state law claims are solely at issue. The parties reserve the right to bring an action in an appropriate federal court if a federal claim is alleged or federal law is implicated.

(c) Severability-Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such invalidity, illegally or non-enforceability without invalidating the remaining provisions hereof and any such invalidity, illegality or non-enforceability in any jurisdiction shall not invalidate, prohibit or render unenforceable such provision in any other jurisdiction.

(d) Interpretation-This Agreement has been submitted to the scrutiny of all Parties hereto and their counsel, and shall be given fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any Party hereto or its counsel.

(e) No Partnership or Joint Venture-Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties.

Lessor and Lessee agree to execute a recordable Memorandum of Geothermal Lease and Agreement providing constructive notice of the contents hereof which document shall be recorded in the Official Records of **** County, Nevada.

30. BINDING EFFECT

The Lease and all of the terms, covenants and conditions hereof shall extend to and be binding upon the respective heirs, executors, administrators, grantees, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date hereinabove first written.

LESSOR		LESSEE

Truckee River Ranch, LLC		Raser Power Systems, LLC

By:	/s/ Mark Hyde	By:	/s/ Brent M. Cook
Its:	Managing Member	Its:	Managing Member

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